Exhibit 10.3

March 19, 2001


Randy Cerf
416 24th Avenue East
Seattle, WA  98112

         Re: Amended and Restated Offer of Employment


Dear Randy:

     This letter amends and restates our offer to you to join Network Commerce Inc. as Executive Vice President and Chief Financial Officer, reporting to the Chief Executive Officer.

     Effective March 8, 2001, your salary will be $20,834 per month and you will be paid on a twice per month basis, on the 15th and the last day of the month. Additionally, the Company CEO and Board will evaluate your performance annually for Executive Management bonuses. The Executive Management bonus potential is up to 50% of your base salary and the performance objectives will be set within 30 days of your start date. Until such time as we agree otherwise, your bonus will be included in your regular pay checks and shall be paid unconditionally. You will also participate in the twice per year performance and salary review process at Network Commerce.

     You will receive options to purchase 1,500,000 shares of stock at an exercise price per share of $0.10. While you remain employed by Network Commerce, the options will vest Quarterly over 36 months or immediately before the consummation of a Change in Control (as defined below). For purposes of this letter, "Quarterly" means on the last day of each fiscal quarter.

     "Change in Control" is defined as: (a) the merger, consolidation, share exchange or similar transaction between Network Commerce and another person or entity, other than a merger in which both (i) Network Commerce is the surviving corporation and (ii) the equity in Network Commerce immediately before the consummation of the merger represents at least 51% of the aggregate voting power of the surviving corporation's voting securities, or (b) the sale or transfer (in one transaction or a series of transactions) of all or substantially all of Network Commerce's assets to another person or entity, whether assisted or unassisted, voluntary or involuntary.

     Severance pay equal to six months base salary shall be due in the event of constructive or actual discharge following a Change in Control. After 12 months of employment, the severance in the event of constructive or actual discharge following a Change in Control shall increase to 12 months base salary.

     You will participate in the benefits we offer generally to our employees, which currently include medical, dental, vision, short and long-term disability, life insurance benefit, and 401(k)

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plan with no match at this time.  Additionally,  your  parking  costs at Network
Commerce headquarters will be reimbursed.

     You will receive four weeks of personal time (combined vacation and sick leave) off per year, earned at the rate of approximately 1.67 days per month. You can begin using your earned personal time off after 3 months of employment, with the prior approval of the Chief Executive Officer. You will be allowed to take up to two weeks of vacation in any six-month period.

     By signing below you acknowledge that you are not relying on any promises that are not set out in this offer letter in deciding to accept our offer of employment.

     It is a condition of this offer that, upon starting employment, you will sign an Employee Intellectual Property Agreement (Confidentiality, Invention Assignment, Nonraiding and Noncompetition), which contains additional requirements for the protection of Network Commerce's business, a copy of which we have already provided to you.

     We wish to emphasize the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We are offering you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you affirm that you are not a party to any agreements, such as noncompetition agreements, that would limit your ability to perform your duties for Network Commerce.

     The employment opportunity that we offer is of indefinite duration and will continue as long as both you and Network Commerce consider it of mutual benefit. Either you or Network Commerce is free to terminate the employment relationship at any time, with or without cause. Any statements to the contrary are not authorized and may not be relied upon. No one except Network Commerce's President has authority to bind us to an agreement that conflicts with our policy of employment at will, and any such agreement must be in writing and signed by Network Commerce's President.

     Please indicate your acceptance of these terms of employment by signing and returning to me a copy of this letter.


                                       Sincerely,

                                       /s/ Dwayne Walker

                                       Dwayne Walker
                                       Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Randy Cerf
Randy Cerf